ARTICLES OF INCORPORATION

                                OF

                 BIKINI TEAM INTERNATIONAL, INC.


     The undersigned natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the Utah Revised Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                            ARTICLE I
                               Name

     The name of this corporation is "BIKINI TEAM INTERNATIONAL, INC."

                            ARTICLE II
                             Duration

     The duration of this corporation is perpetual.

                           ARTICLES III
                             Purposes

     The purpose of purposes for which this corporation is organized are:

A. To engage in the business of acquiring rights, licenses or other commitments in emerging and developed consumer and industrial products and consumer and industrial technologies and developing, manufacturing, marketing and selling same.
B. To engage in any other lawful act or activity for which corporation may be organized under the Utah Revised Business Corporation Act.

                            ARTICLE IV

                              Stock

     The amount of the total authorized capital stock of the Corporation shall be:
A. One Hundred Million (100,000,000) shares of common stock with a $0.001 par value;
B. Five Million (5,000,000) shares of preferred stock with a $0.001 par value. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof.

              Series A Convertible Preferred Stock

     100,000 shares of Series A Convertible Preferred Stock with the following rights, privileges and preferences set by the Board of Directors:

               Voting: Will be together as a single class with holders of common stock, with each share of preferred stock being entitled to cast a number of votes equal to the number of shares of common stock into which it is convertible (initially 10);

               Optional Conversion: The preferred stock is convertible at any time at the option of the holders thereof, at the rate of ten (10) shares of common stock for each share of preferred stock;

               Automatic Conversion: The preferred stock will automatically convert into shares of common stock in accordance with the above conversion rate in the event that the Corporation consummates a secondary public offering of its common stock with gross proceeds of $5,000,000 or more;

               Anti-dilution Adjustments: In the event the Corporation issues shares of common stock at a price per share less than the Conversion Price then in effect, then the Conversion Rate will be adjusted on a weighted-average formula basis; provided however, that this provision will not apply to specified exempted issuances, including shares of common stock issued upon (i) the exercise of presently outstanding or future options and warrants, or (ii) the exercise of future options issued under any Corporation Incentive and Nonqualified Stock Option Plan ( or any successor thereto). A similar adjustment to the Conversion Rate will occur in the event of stock splits, stock dividends and similar events;

               Liquidation Preference: Holders of preferred stock will, upon liquidation, dissolution or winding-up of the Corporation, in preference to the holders of common stock, be entitled to receive an amount equal to the issue price per share of preferred stock. If assets are insufficient to make such payment in full, a ratable distribution per share of preferred stock of the available assets will be made among the holders of preferred stock.

                            ARTICLE V
                            Amendment

     These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                            ARTICLE VI
                        Shareholder Rights

     The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this Corporation. Nor shall shareholders be entitled to vote cumulatively for directors of the Corporation.

                           ARTICLE VII
                     Initial Office and Agent

     The name of the Corporation's original registered agent and the address of its initial registered office are:

                    Thomas J. Howells
                    5525 S. 900 E., Suite 110
                    Salt Lake City, UT  84117

                           ARTICLE VIII
                            Directors
     The number of directors constituting the initial Board of Directors of this Corporation is three. The names and addresses of persons who are to serve as directors until the first annual meeting of shareholders, or until successors are elected and qualify, are:

                    Vickie Jenson
                    8850 N. Redden Road
                    Park City, Utah 84098

                    Shirley Cook
                    649 East 5th South
                    Price, Utah  84501

                    Carla Tryon
                    535 East 400 South
                    Price, Utah  84501

                            ARTICLE IX
                           Incorporator

     The name and address of the Incorporator is:

                    Vickie Jenson
                    8850 N. Redden Road
                    Park City, Utah  84098

                            ARTICLE X
       Common Directors - Transactions Between Corporation

     No contract or other transaction between this Corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or
(c) the contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies such contract or transaction.

                              /S/ VICKIE JENSON
                              Vickie Jenson, Incorporator




STATE OF UTAH       )
                    )ss
COUNTY OF SALT LAKE )

     I, Kathleen L. Morrison, a Notary Public, hereby certify that on the 2 day of May, 2001, Vickie Jenson personally appeared before me who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

                              /S/ KATHLEEN L. MORRISON
                              NOTARY PUBLIC
                              Residing at Salt Lake County, Utah